Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(800) 365-2759

BRIGGS & STRATTON CORPORATION REPORTS
FISCAL 2019 THIRD QUARTER RESULTS

MILWAUKEE, April 25, 2019/PRNewswire/ -- Briggs & Stratton Corporation (NYSE: BGG) today announced financial results for its third fiscal quarter ended March 31, 2019.

•
Third fiscal quarter net sales decreased 4% to $580 million from $604 million in the prior year. The decrease is largely driven by continued weather-related market softness in Australia and Europe as well as the impact to U.S. sales from the Sears bankruptcy.

•	Ongoing favorable sales momentum led to 18% growth of engines and products designed for commercial markets, on a trailing twelve-month basis, and accounted for 30% of trailing twelve-month sales.

•
Quarterly GAAP gross profit margin of 16.7% and adjusted gross profit margin of 17.4% decreased from last year’s GAAP gross profit margin of 21.6% and adjusted gross profit margin of 21.9%, primarily due to sales mix, lower production volumes as planned, and start-up inefficiencies associated with our business optimization initiatives.

•
Third quarter GAAP net income of $8.0 million, or $0.19 per diluted share, included business optimization charges and acquisition integration charges compared to GAAP net income of $31.9 million, or $0.74 per diluted share in the prior year. Excluding these items, adjusted net income for the fiscal 2019 third quarter was $14.6 million, or $0.34 per diluted share, compared with $36.2 million, or $0.84 per diluted share, for the prior year.

•
The company is revising its fiscal 2019 earnings outlook to $0.45 to $0.55 per diluted share, before business optimization costs and other charges, from previous guidance of $1.10 to $1.30 per diluted share. The revision reflects continued weather-related market softness and the impact of temporary inefficiencies associated with the start-up of business optimization initiatives.

•
The company’s preliminary estimates for fiscal 2020 include meaningful sales and earnings improvement from the fiscal 2019 outlook. Net sales for fiscal 2020 are expected to be in a range of $1.98 billion to $2.03 billion and diluted earnings per share are expected to be in a range of $1.20 to $1.40, excluding business optimization program costs. Further context will be provided in tomorrow’s earnings conference call.

Todd J. Teske, Chairman, President and Chief Executive Officer, commented, “We were disappointed in the quarterly results. Lower shipments due to the Sears bankruptcy, weather-related softness particularly in Australia and Europe, and inefficiencies from start-up activities related to our business optimization initiatives tempered overall sales performance and reduced quarterly profitability more than previously expected.  While incurring these elevated start-up costs were difficult from a financial performance perspective, they helped enable us to meet important customer delivery commitments on robust sales across commercial lines and position us well for long-term growth.”  Teske continued, “Actions are already underway to improve operating performance.  Fulfillment levels in our service parts business have meaningfully improved, and we are now positioned to support demand during the peak season.  Similarly, production of commercial Vanguard engines is increasing, following the on-shoring from our joint venture. Quality and performance for this line remain high, as closer proximity to our primary customer base is helping us win new business. Production is also increasing at our new facility for Ferris mowers and other commercial products. Growing conditions are favorable throughout much of North America and Europe, which set the stage for a more normal grass-cutting season. The much-needed additional capacity is also giving us the resources to meet the higher demand for our innovative commercial products.  Taken together, we are well-positioned to regain momentum on delivering the business optimization program pre-tax savings of up to $40 million by fiscal 2021 and are confident that our strategic actions position us for improving trends in revenue growth, profitability and capital returns as we enter fiscal 2020 and beyond.”

Fiscal 2019 Outlook:

•
Net sales are now expected to be in a range of $1.86 billion to $1.91 billion (previously $1.90 billion to $1.96 billion), a $40 million reduction. The decrease contemplates $30 million in lower sales in Australia and Europe due to unfavorable weather conditions and a cautious retail sentiment. North America service parts sales are anticipated to be $10 million lower than previously estimated due to lower sales to date through the third quarter.

•
Operating margin is expected to be 2.6% to 2.8% (previously 4.5% to 4.8%), before the impact of charges from the business optimization program, bad debt charge, litigation settlement charge or acquisition integration costs. The reduction is due to the company’s expectation of lower sales as well as unfavorable sales mix, lower manufacturing volumes and temporarily elevated inefficiencies.

•
Equity in earnings of unconsolidated affiliates is expected to be $11.5 million, and interest expense is expected to be $28.5 million, adjusted for business optimization charges and premiums paid to retire senior notes. Due to lower expected earnings, the consolidated tax rate is expected to be in a range of 10% to 12%.

•
Net income is now expected to be in a range of $19 million to $23 million (previously $47 million to $55 million), or $0.45 to $0.55 per diluted share (previously $1.10 to $1.30 per diluted share), before the impact of charges.

•	The company continues to anticipate capital expenditures of approximately $65 million.

•
The company’s business optimization program is expected to generate pre-tax savings of $35 million to $40 million by fiscal 2021 and related total program pre-tax charges are expected to be up to $70 million, including fiscal 2019 program costs of $42 million to $46 million.

Conference Call Information:

The company will host a conference call tomorrow at 10:00 AM (ET) to review the third quarter financial results. A live webcast of the conference call will be available on the company’s corporate website: http://investors.basco.com.

Also available is a dial-in number to access the call real-time at (877) 233-9136 and enter Conference ID 9389953. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (855) 859-2056 and enter the Conference ID to access the replay.

Non-GAAP Financial Measures:

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted engineering, selling, general, and administrative expenses”, “adjusted segment income (loss)”, “adjusted net income (loss)”, and “adjusted diluted earnings (loss) per share.” Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for its products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom the company competes; changes in laws and regulations, including U.S. tax reform, changes in tax rates, laws and regulations as well as related guidance; imposition of new, or changes in existing, duties, tariffs and trade agreements; changes in customer and OEM demand; changes in prices of raw materials and parts that the company purchases; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from the business optimization program and restructuring actions; and other factors disclosed from time to time in the company’s SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. The company undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people's lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washer, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard®, Allmand®, Billy Goat®, Murray®, Branco®, and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended March
(In Thousands, except per share data)

	Three Months Ended March		Nine Months Ended March
	FY2019	FY2018	FY2019	FY2018
NET SALES	$580,196	$604,069	$1,364,655	$1,379,599
COST OF GOODS SOLD	483,209	473,796	1,131,422	1,090,196
Gross Profit	96,987	130,273	233,233	289,403

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	79,521	80,156	267,553	245,304
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES	(205)	713	5,786	6,438
Income (Loss) from Operations	17,261	50,830	(28,534)	50,537

INTEREST EXPENSE	(9,088)	(8,617)	(21,731)	(19,167)
OTHER INCOME	953	1,350	391	3,297
Income (Loss) before Income Taxes	9,126	43,563	(49,874)	34,667

PROVISION (CREDIT) FOR INCOME TAXES	1,121	11,675	(14,331)	34,163
Net Income (Loss)	$8,005	$31,888	$(35,543)	$504

EARNINGS (LOSS) PER SHARE
Basic	$0.19	$0.74	$(0.86)	$0.00
Diluted	$0.19	$0.74	$(0.86)	$0.00

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	41,527	42,064	41,691	42,108
Diluted	41,527	42,307	41,691	42,362

Supplemental International Sales Information
(In Thousands)

	Three Months Ended March		Nine Months Ended March
	FY2019	FY2018	FY2019	FY2018
International sales based on product shipment destination	$142,817	$160,653	$379,468	$432,538

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of March
(In Thousands)

CURRENT ASSETS:	FY2019	FY2018
Cash and Cash Equivalents	$23,863	$56,165
Accounts Receivable, Net	253,536	259,472
Inventories	525,210	438,492
Prepaid Expenses and Other Current Assets	34,682	35,953
Total Current Assets	837,291	790,082

OTHER ASSETS:
Goodwill	169,693	164,213
Investments	46,937	50,224
Other Intangible Assets, Net	97,465	98,021
Deferred Income Tax Asset	31,031	34,886
Other Long-Term Assets, Net	20,365	20,932
Total Other Assets	365,491	368,276

PLANT AND EQUIPMENT:
At Cost	1,208,747	1,161,535
Less - Accumulated Depreciation	795,467	762,186
Plant and Equipment, Net	413,280	399,349
	$1,616,062	$1,557,707

CURRENT LIABILITIES:
Accounts Payable	$272,125	$202,822
Short-Term Debt	211,545	131,556
Accrued Liabilities	143,432	157,895
Total Current Liabilities	627,102	492,273

OTHER LIABILITIES:
Accrued Pension Cost	179,487	197,749
Accrued Employee Benefits	20,122	21,787
Accrued Postretirement Health Care Obligation	25,294	29,547
Other Long-Term Liabilities	61,050	53,737
Long-Term Debt	195,464	202,332
Total Other Liabilities	481,417	505,152

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	77,523	75,001
Retained Earnings	1,018,265	1,089,364
Accumulated Other Comprehensive Loss	(255,021)	(280,546)
Treasury Stock, at Cost	(333,803)	(324,116)
Total Shareholders' Investment	507,543	560,282
	$1,616,062	$1,557,707

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)

	Nine Months Ended March
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2019	FY2018
Net Income (Loss)	$(35,543)	$504
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activities:
Depreciation and Amortization	47,385	43,756
Stock Compensation Expense	5,496	5,312
Loss on Disposition of Plant and Equipment	66	1,595
Provision (Credit) for Deferred Income Taxes	(19,247)	24,744
Equity in Earnings of Unconsolidated Affiliates	(8,403)	(9,068)
Dividends Received from Unconsolidated Affiliates	10,510	9,810
Pension Cash Contributions	—	(30,000)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(70,876)	(25,948)
Inventories	(113,407)	(62,780)
Other Current Assets	(856)	(3,430)
Accounts Payable, Accrued Liabilities and Income Taxes	77,905	11,287
Other, Net	2,079	15,198
Net Cash Used in Operating Activities	(104,891)	(19,020)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(46,379)	(77,483)
Proceeds Received on Disposition of Plant and Equipment	31	339
Cash Paid for Acquisitions, Net of Cash Acquired	(8,865)	(1,800)
Net Cash Used in Investing Activities	(55,213)	(78,944)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	163,509	131,556
Long Term Note Payable	—	7,685
Debt Issuance Costs	—	(1,154)
Treasury Stock Purchases	(11,937)	(8,710)
Repayment of Long Term Debt	(5,424)	(19,781)
Stock Option Exercise Proceeds and Tax Benefits	1,823	3,943
Payments Related to Shares Withheld for Taxes for Stock Compensation	(257)	(1,147)
Cash Dividends Paid	(11,891)	(12,007)
Net Cash Provided by Financing Activities	135,823	100,385

EFFECT OF EXCHANGE RATE CHANGES	(239)	1,090
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(24,520)	3,511
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, Beginning (1)	49,218	61,707
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, Ending (2)	$24,698	$65,218

(1) Included within Beginning Cash, Cash Equivalents, and Restricted Cash is approximately $4.3 million and $0 of restricted cash as of July 1, 2018 and July 2, 2017, respectively.
(2) Included within Ending Cash, Cash Equivalents, and Restricted Cash is approximately $0.8 million and $9.1 million of restricted cash as of March 31, 2019 and April 1, 2018, respectively.

SUPPLEMENTAL SEGMENT INFORMATION

Engines Segment:

	Three Months Ended March		Nine Months Ended March
(In Thousands)	FY2019	FY2018	FY2019	FY2018
Net Sales	$336,243	$384,292	$727,351	$790,543

Gross Profit as Reported	$72,529	$96,780	$144,272	$183,428
Business Optimization	623	903	1,712	2,031
Adjusted Gross Profit	$73,151	$97,683	$145,984	$185,459

Gross Profit % as Reported	21.6%	25.2%	19.8%	23.2%
Adjusted Gross Profit %	21.8%	25.4%	20.1%	23.5%

Segment Income (Loss) as Reported	$22,833	$47,718	$(16,579)	$35,776
Business Optimization	5,211	2,896	27,083	7,243
Adjusted Segment Income	$28,044	$50,614	$10,504	$43,019

Segment Income (Loss) % as Reported	6.8%	12.4%	(2.3)%	4.5%
Adjusted Segment Income %	8.3%	13.2%	1.4%	5.4%

Third Quarter Highlights

•
Engine unit volumes decreased by 18%, or approximately 456,000 engines, in the third quarter of fiscal 2019 compared to the same period last year. Domestically, as anticipated, consumer engine sales decreased due to the Sears bankruptcy and the pull forward of shipments to the second quarter to enable channel partners to restock inventory and facilitate brand transitions this year. Sales into Australia and Europe declined by over 25% in the third quarter due to prolonged historic drought conditions in Australia and elevated channel inventories in Europe following last summer’s drought. Domestic service parts sales declined slightly year over year. The decrease in sales was mitigated by a nearly 10% increase in commercial Vanguard engine sales and higher pricing to offset cost inflation and tariffs.

•
The gross profit percentage decreased by 360 basis points from last year due to unfavorable sales mix (160 bps), a 14% reduction in manufacturing volume as planned (130 bps) and inefficiencies (100 bps). Unfavorable sales mix was caused by proportionately less sales outside the U.S. and slightly lower service parts sales. Inefficiencies from start-up activities related to the company’s ERP upgrade and the on-shoring of Vanguard engines led to temporarily elevated supply chain and labor costs to ensure timely delivery on the robust growth of Vanguard engines and improve the throughput of service parts sales. Higher prices offset higher commodity costs and tariffs. Foreign exchange was slightly favorable to margins in the quarter.

•	GAAP ESG&A expenses were consistent year over year and adjusted ESG&A expenses decreased $3.0 million from last year due to lower employee compensation costs.

Products Segment:

	Three Months Ended March		Nine Months Ended March
(In Thousands)	FY2019	FY2018	FY2019	FY2018
Net Sales	$271,209	$245,169	$698,879	$653,845

Gross Profit as Reported	$24,348	$32,773	$89,402	$105,570
Business Optimization	3,267	971	6,978	2,493
Adjusted Gross Profit	$27,615	$33,744	$96,380	$108,063

Gross Profit % as Reported	9.0%	13.4%	12.8%	16.1%
Adjusted Gross Profit %	10.2%	13.8%	13.8%	16.5%

Segment Income (Loss) as Reported	$(5,682)	$2,392	$(11,514)	$14,356
Business Optimization	4,407	1,309	13,207	5,259
Litigation Settlement	—	—	2,000	—
Retailer Bankruptcy Bad Debt Expense	—	—	4,132	—
Acquisition Related Charges	287	—	523	—
Adjusted Segment Income (Loss)	$(988)	$3,701	$8,348	$19,615

Segment Income (Loss) % as Reported	(2.1)%	1.0%	(1.6)%	2.2%
Adjusted Segment Income (Loss) %	(0.4)%	1.5%	1.2%	3.0%

Third Quarter Highlights

•
Net sales increased by $26.0 million, or 10.6%, from the same period last year. The increase was primarily due to 16% growth in commercial products on higher sales of Ferris mowers and growth of commercial stand-on blowers from the Hurricane acquisition in early fiscal 2019. Residential sales grew slightly on higher volumes of standby generators and pressure washers, partially offset by lower sales of portable generators and riding mowers following cool spring temperatures in the U.S. Sales also benefited from higher prices to offset cost inflation.

•
The gross profit percentage decreased 440 basis points and adjusted gross profit percentage decreased by 360 basis points compared to the third quarter last year. The decrease in the adjusted gross profit percentage is largely attributed to inefficiencies (180 bps) and unfavorable sales mix (170 bps). Inefficiencies from start-up activities related to the ERP upgrade, elevated international container shipping rates and higher supply chain and labor costs to ensure our ability to meet delivery commitments on the robust growth of Ferris mowers. We also incurred higher labor costs to improve the throughput of service parts to support increased shipments during the peak season. Unfavorable sales mix was driven by lower sales of portable generators due to less spring storms, as well as lower sales of riding mowers through the dealer channel. Strong sales of pressure washers were driven by elevated pollen levels this spring and brand transitions at retail. Partially offsetting the unfavorable sales mix was the favorable impact of higher commercial sales. Increases in pricing largely offset higher material and tariff costs.

•	GAAP ESG&A expenses decreased by $0.8 million and adjusted ESG&A expenses decreased by $1.9 million compared with the previous year from lower employee compensation costs.

Non-GAAP Financial Measures
Briggs & Stratton Corporation prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze the company’s business trends and to understand the company’s performance. In addition, management may utilize non-GAAP financial measures as a guide in the company’s forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended March
(In Thousands, except per share data)

	Three Months Ended March
	FY2019 Reported	Adjustments (1)	FY2019 Adjusted	FY2018 Reported	Adjustments	FY2018 Adjusted
Gross Profit
Engines	$72,529	$623	$73,151	$96,780	$903	$97,683
Products	24,348	3,267	27,615	32,773	971	33,744
Inter-Segment Eliminations	110	—	110	720	—	720
Total	$96,987	$3,889	$100,876	$130,273	$1,874	$132,147
Engineering, Selling, General and Administrative Expenses
Engines	$49,287	$3,835	$45,452	$49,124	$587	$48,537
Products	30,234	1,428	28,806	31,032	338	30,694
Total	$79,521	$5,263	$74,258	$80,156	$925	$79,231

Equity in Earnings of Unconsolidated Affiliates
Engines	$(408)	$753	$345	$62	$1,406	$1,468
Products	203	—	203	651	—	651
Total	$(205)	$753	$548	$713	$1,406	$2,119

Segment Income (Loss)
Engines	$22,833	$5,211	$28,044	$47,718	$2,896	$50,614
Products	(5,682)	4,694	(988)	2,392	1,309	3,701
Inter-Segment Eliminations	110	—	110	720	—	720
Total	$17,261	$9,905	$27,166	$50,830	$4,205	$55,035

Interest Expense	$(9,088)	$15	$(9,073)	$(8,617)	$2,017	$(6,600)

Income before Income Taxes	9,126	9,920	19,046	43,563	6,222	49,785
Provision for Income Taxes	1,121	3,288	4,409	11,675	1,876	13,551
Net Income	$8,005	$6,632	$14,637	$31,888	$4,346	$36,234

Earnings Per Share
Basic	$0.19	$0.15	$0.34	$0.74	$0.10	$0.84
Diluted	0.19	0.15	0.34	0.74	0.10	0.84

(1) For the third quarter of fiscal 2019, business optimization expenses include $1.4 million ($0.9 million after tax) of non-cash charges related to accelerated depreciation, and $8.4 million ($5.6 million after tax) of cash charges related primarily to activities associated with the upgrade to the Company's ERP system, professional services, employee termination benefits, and plant rearrangement activities. The Company recognized $0.2 million ($0.1 million after tax) related to acquisition integration activities.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Nine Month Periods Ended March
(In Thousands, except per share data)

	Nine Months Ended March
	FY2019 Reported	Adjustments (1)	FY2019 Adjusted	FY2018 Reported	Adjustments	FY2018 Adjusted
Gross Profit
Engines	$144,272	$1,712	$145,984	$183,428	$2,031	$185,459
Products	89,402	6,978	96,380	105,570	2,493	108,063
Inter-Segment Eliminations	(441)	—	(441)	405	—	405
Total	$233,233	$8,690	$241,923	$289,403	$4,524	$293,927
Engineering, Selling, General and Administrative Expenses
Engines	$163,997	$22,754	$141,243	$151,154	$2,582	$148,572
Products	103,556	12,884	90,672	94,150	2,766	91,384
Total	$267,553	$35,638	$231,915	$245,304	$5,348	$239,956

Equity in Earnings of Unconsolidated Affiliates
Engines	$3,146	$2,617	$5,763	$3,502	$2,630	$6,132
Products	2,640	—	2,640	2,936	—	2,936
Total	$5,786	$2,617	$8,403	$6,438	$2,630	$9,068

Segment Income (Loss)
Engines	$(16,579)	$27,083	$10,504	$35,776	$7,243	$43,019
Products	(11,514)	19,862	8,348	14,356	5,259	19,615
Inter-Segment Eliminations	(441)	—	(441)	405	—	405
Total	$(28,534)	$46,945	$18,411	$50,537	$12,502	$63,039

Interest Expense	$(21,731)	$263	$(21,468)	$(19,167)	$2,017	$(17,150)

Income (Loss) before Income Taxes	(49,874)	47,208	(2,666)	34,667	14,519	49,186
Provision for Income Taxes	(14,331)	9,602	(4,729)	34,163	(21,104)	13,059
Net Income (Loss)	$(35,543)	$37,606	$2,063	$504	$35,623	$36,127

Earnings (Loss) Per Share
Basic	$(0.86)	$0.90	$0.04	$0.00	$0.84	$0.84
Diluted	(0.86)	0.90	0.04	0.00	0.83	0.83
(1) For the first nine months of fiscal 2019, business optimization expenses include $2.9 million ($2.3 million after tax) of non-cash charges related to accelerated depreciation, and $44.2 million ($34.5 million after tax) of cash charges related primarily to activities associated with the upgrade to the Company's ERP system, professional services, employee termination benefits, and plant rearrangement activities. The Company recognized bad debt expense of $4.1 million ($3.1 million after tax) after a major retailer announced that it had filed for bankruptcy protection. The Company recognized $2.0 million ($1.5 million after tax) for amounts accrued related to a litigation settlement and $0.5 million ($0.3 million after tax) related to acquisition integration activities. Interest expense includes $0.2 million ($0.2 million after tax) for premiums paid to repurchase senior notes. Tax expense includes a $1.1 million charge associated with the Tax Cuts and Jobs Act of 2017 to record the impact of the inclusion of foreign earnings.